                                                             EXHIBIT 99C

(LOGO)

December 9, 1996

Dear ServiStar Owner:

Great news!

We are extremely pleased today to inform you that on Monday, December 9, your Board of Directors approved a plan to merge ServiStar Coast to Coast with Cotter & Company to form a powerful new wholesale company called TruServ Corporation.

As you know, Cotter & Company is a 5,800-Member cooperative headquartered in Chicago, Illinois. By joining forces with them, we will create a cooperative that is nearly $4.5 billion and 10,000 retailers strong, and we will achieve undisputed market dominance in the DIY wholesale industry.

In short, this move will level the competitive playing field for each of you -- the independent retailers -- and provide all members a greater opportunity to compete at retail.

The executive committees and Boards of Directors from both companies have carefully evaluated and weighed the benefits of such a merger before proposing it to you. As a unified cooperative, your wholesaler will have unparalleled strength which will be leveraged to give you greater operating efficiencies, better prices, and unparalleled retail support. This will ultimately translate to stronger performance at retail, because we can give you more of what you need to compete, particularly against the big box and national chain stores that continue to threaten the independent retailer.

ServiStar owners will also benefit from lower warehouse pricing over the next two years, lower pool and promotional pricing, reduced broken carton charges, and the elimination of the drop ship adder and late payment fees.

With this letter, and the many subsequent meetings and communications we have planned, we will present the facts and strategic insight that prompted us to consider and support such a merger. But before we outline the specific benefits, you must know that this is a proposed merger, and that the final decision rests with you and the rest of the Membership. You will be asked to vote by proxy in the first quarter of 1996, and should expect to receive the proxy materials in mid-January.

Between now and then, we will be working very hard to give you all the facts, insight, and information you will need to weigh this decision objectively.

Right now, we know you have questions, so we've attached a comprehensive list of questions and answers to provide immediate information. We are also enclosing a narrative version of the business plan which outlines the benefits and goals of the merger in detail.

This weekend, we will be meeting with your sales representatives to provide them with a thorough understanding of the merger plan. Knowing that they are often your most immediate source of information, we want to prepare them to answer all of your questions.

Beginning in January, after a government-imposed quiet period, we will be scheduling face-to-face discussions, home town meetings, and ongoing communications, including video updates, all designed to provide you with a solid understanding of this proposed merger.

We encourage you to read the enclosed materials carefully. If you have outstanding questions, please forward them to your Board representative, a member of management, or your retail support person. If we can't give you an immediate response, we will get you an answer as quickly as possible.

We believe that the more clearly you understand the details and advantages of this merger, the more eager you will be to get the process underway.

Thank you for your careful consideration of this opportunity. As always, we invite you to call on one of us or your board of directors if you have concerns or ideas about this merger.


-------------------------------------            ----------------------------
Paul E. Pentz                                    Peter Kelly
President and Chief Executive Officer            Chairman

(LOGO)

December 9, 1996

Dear Coast To Coast Owner:

Great news!

We are extremely pleased today to inform you that on Monday, December 9, your Board of Directors approved a plan to merge ServiStar Coast to Coast with Cotter & Company to form a powerful new wholesale company called TruServ Corporation.

As you know, Cotter & Company is a 5,800-Member cooperative headquartered in Chicago, Illinois. By joining forces with them, we will create a cooperative that is nearly $4.5 billion and 10,000 retailers strong, and we will achieve undisputed market dominance in the DIY wholesale industry.

In short, this move will level the competitive playing field for each of you -- the independent retailers -- and provide all members a greater opportunity to compete at retail. This may seem like a lot of change in a short amount of time, but the advantages of this merger are too significant to postpone, particularly given the competitive climate we operate in.

The executive committees and Boards of Directors from both companies have carefully evaluated and weighed the benefits of such a merger before proposing it to you. As a unified cooperative, your wholesaler will have unparalleled strength which will be leveraged to give you greater operating efficiencies, better prices, and unparalleled retail support. This will ultimately translate to stronger performance at retail because we can give you more of what you need to compete, particularly against the big box and national chain stores that continue to threaten the independent retailer.

Coast to Coast owners will also benefit from lower warehouse pricing over the next two years, lower pool and promotional pricing, reduced broken carton charges, and the elimination of the drop ship adder and late payment fees.

With this letter, and the many subsequent meetings and communications we have planned, we will present the facts and strategic insight that prompted us to consider and support such a merger. But before we outline the specific benefits, you must know that this is a proposed merger, and that the final decision rests with you and the rest of the Membership. You will be asked to vote by proxy in the first quarter of 1996, and should expect to receive the proxy materials in mid-January.

Between now and then, we will be working very hard to give you all the facts, insights, and information you will need to weigh this decision objectively.

Right now, we know you have questions, so we#ve attached a comprehensive list of questions and answers to provide immediate information. We are also enclosing a narrative version of the business plan which outlines the benefits and goals of the merger in detail.

This weekend, we will be meeting with your sales representatives to provide them with a thorough understanding of the merger plan. Knowing that they are often your most immediate source of information, we want to prepare them to answer all of your questions.

Beginning in January, after a government-imposed quiet period, we will be scheduling face-to-face discussions, home town meetings, and ongoing communications, including video updates, all designed to provide you with a solid understanding of this proposed merger.

We encourage you to read the enclosed materials carefully. If you have outstanding questions, please forward them to your Board representative, a member of management, or your retail support person. If we can#t give you an immediate response, we will get you an answer as quickly as possible.

We believe that the more clearly you understand the details and advantages of this merger, the more eager you will be to get the process underway.

Thank you for your careful consideration of this opportunity. As always, we invite you to call on one of us or your board of directors if you have concerns or ideas about this merger.




Paul E. Pentz                           Peter Kelly
President and Chief Executive Officer   Chairman

(LOGO)

December 9, 1996

Dear Grand Rental Station and Taylor Rental Center Owner:

Great news!

We are extremely pleased today to inform you that on Monday, December 9, your Board of Directors approved a plan to merge ServiStar Coast to Coast with Cotter & Company to form a powerful new wholesale company called TruServ Corporation.

As you know, Cotter & Company is a 5,800-Member cooperative headquartered in Chicago, Illinois. By joining forces with them, we will create a cooperative that is nearly $4.5 billion and 10,000 retailers strong, and we will achieve undisputed market dominance in the DIY wholesale industry.

In short, this move will level the competitive playing field for each of you -- the independent retailers -- and provide all members a greater opportunity to compete at retail.

The executive committees and Boards of Directors from both companies have carefully evaluated and weighed the benefits of such a merger before proposing it to you. As a unified cooperative, your wholesaler will have unparalleled strength which will be leveraged to give you greater operating efficiencies, better prices, and unparalleled retail support. This will ultimately translate to stronger performance at retail because we can give you more of what you need to compete.

This merger will allow us to combine our purchasing strength in rental with that of Cotter & Company, which supports a growing Just-Ask Rental in-store niche business. This consolidated program will result in better prices, greater resources to expand the business, and a larger convention.

With this letter, and the many subsequent meetings and communications we have planned, we will present the facts and strategic insight that prompted us to consider and support such a merger. But before we outline the specific benefits, you must know that this is a proposed merger, and that the final decision rests with you and the rest of the Membership. You will be asked to vote by proxy in the first quarter of 1996, and should expect to receive the proxy materials in mid-January.

Between now and then, we will be working very hard to give you all the facts, insights, and information you will need to weigh this decision objectively.

Right now, we know you have questions, so we#ve attached a comprehensive list of questions and answers to provide immediate information. We are also enclosing a narrative version of the business plan which outlines the benefits and goals of the merger in detail.

This weekend, we will be meeting with your sales representatives to provide them with a thorough understanding of the merger plan. Knowing that they are often your most immediate source of information, we want to prepare them to answer all of your questions.

Beginning in January, after a government-imposed quiet period, we will be scheduling face-to-face discussions, home town meetings, and ongoing communications, including video updates, all designed to provide you with a solid understanding of this proposed merger.

We encourage you to read the enclosed materials carefully. If you have outstanding questions, please forward them to your Board representative, a member of management, or your retail support person. If we can#t give you an immediate response, we will get you an answer as quickly as possible.

We believe that the more clearly you understand the details and advantages of this merger, the more eager you will be to get the process underway.

Thank you for your careful consideration of this opportunity. As always, we invite you to call on one of us or your board of directors if you have concerns or ideas about this merger.



Paul E. Pentz                           Peter Kelly
President and Chief Executive Officer   Chairman

(LOGO)

December 9, 1996


Dear Home & Garden Showplace Owner:

Great news!

We are extremely pleased today to inform you that on Monday, December 9, your Board of Directors approved a plan to merge ServiStar Coast to Coast with Cotter & Company to form a powerful new wholesale company called TruServ Corporation.

As you know, Cotter & Company is a 5,800-Member cooperative headquartered in Chicago, Illinois. By joining forces with them, we will create a cooperative that is nearly $4.5 billion and 10,600 retailers strong, and we will achieve undisputed market dominance in the DIY wholesale industry.

In short, this move will level the competitive playing field for each of you -- the independent retailers -- and provide all members a greater opportunity to compete at retail.

The executive committees and Boards of Directors from both companies have carefully evaluated and weighed the benefits of such a merger before proposing it to you. As a unified cooperative, your wholesaler will have unparalleled strength which will be leveraged to give you greater operating efficiencies, better prices, and increased retail support. This will ultimately translate to stronger performance at retail because we can give you more of what you need to compete.

This merger will allow us to leverage the combined volume of 10,600 retailers to achieve lower pricing strategies from our vendors on important seasonal merchandise. You will also benefit from lower warehouse prices, broader selection of nursery vendors and additional resources which can be used to grow the Home & Garden Showplace segment of our business.

With this letter, and the many subsequent meetings and communications we have planned, we will present the facts and strategic insight that prompted us to consider and support such a merger. But before we outline the specific benefits, you must know that this is a proposed merger, and that the final decision rests with you and the rest of the Membership. You will be asked to vote by proxy in the first quarter of 1996, and should expect to receive the proxy materials in mid-January.

Between now and then, we will be working very hard to give you all the facts, insights, and information you will need to weigh this decision objectively.

Right now, we know you have questions, so we#ve attached a comprehensive list of questions and answers to provide immediate information. We are also enclosing a narrative version of the business plan which outlines the benefits and goals of the merger in detail.

This weekend, we will be meeting with your sales representatives to provide them with a thorough understanding of the merger plan. Knowing that they are often your most immediate source of information, we want to prepare them to answer all of your questions.

Beginning in January, after a government-required quiet period, we will be scheduling face-to-face discussions, presentations at the Trim A Tree convention, home town meetings, and ongoing communications, including video updates, all designed to provide you with a solid understanding of this proposed merger.

We encourage you to read the enclosed materials carefully. If you have outstanding questions, please forward them to your retail support person, your Home & Garden Showplace staff, a member of management, or your Board representative. If we can#t give you an immediate response, we will get you an answer as quickly as possible.

We believe that the more clearly you understand the details and advantages of this merger, the more eager you will be to get the process underway. It's a huge opportunity to grow the Garden Center business.

Thank you for your careful consideration of this opportunity. As always, we invite you to call on one of us or your board of directors if you have concerns or ideas about this merger.




________________________                ___________________________
Paul E. Pentz                           Peter Kelly
President and Chief Executive Officer   Chairman

(LOGO)

December 9, 1996

Dear Induserve Supply Owner:

Great news!

We are extremely pleased today to inform you that on Monday, December 9, your Board of Directors approved a plan to merge ServiStar Coast to Coast with Cotter & Company to form a powerful new wholesale company called TruServ Corporation.

As you know, Cotter & Company is a 5,800-Member cooperative headquartered in Chicago, Illinois. By joining forces with them, we will create a cooperative that is nearly $4.5 billion and 10,000 retailers strong, and we will achieve undisputed market dominance in the DIY wholesale industry.

In short, this move will level the competitive playing field for each of you -- the independent retailers -- and provide all members a greater opportunity to compete at retail.

The executive committees and Boards of Directors from both companies have carefully evaluated and weighed the benefits of such a merger before proposing it to you. As a unified cooperative, your wholesaler will have unparalleled strength which will be leveraged to give you greater operating efficiencies, better prices, and unparalleled retail support. This will ultimately translate to stronger performance at retail because we can give you more of what you need to compete.

This merger will allow us to leverage the combined volume of 10,500 retailers to achieve lower pricing strategies from our vendors on important seasonal merchandise. You will also benefit from lower warehouse prices, and additional resources which can be used to grow this important segment of our business and the DIY industry.

With this letter, and the many subsequent meetings and communications we have planned, we will present the facts and strategic insight that prompted us to consider and support such a merger. But before we outline the specific benefits, you must know that this is a proposed merger, and that the final decision rests with you and the rest of the Membership. You will be asked to vote by proxy in the first quarter of 1996, and should expect to receive the proxy materials in mid-January.

Between now and then, we will be working very hard to give you all the facts, insights, and information you will need to weigh this decision objectively.

Right now, we know you have questions, so we've attached a comprehensive list of questions and answers to provide immediate information. We are also enclosing a narrative version of the business plan which outlines the benefits and goals of the merger in detail.

This weekend, we will be meeting with your sales representatives to provide them with a thorough understanding of the merger plan. Knowing that they are often your most immediate source of information, we want to prepare them to answer all of your questions.

Beginning in January, after a government-imposed quiet period, we will be scheduling face-to-face discussions, home town meetings, and ongoing communications, including video updates, all designed to provide you with a solid understanding of this proposed merger.

We encourage you to read the enclosed materials carefully. If you have outstanding questions, please forward them to your Board representative, a member of management, or your retail support person. If we can't give you an immediate response, we will get you an answer as quickly as possible.

We believe that the more clearly you understand the details and advantages of this merger, the more eager you will be to get the process underway.

Thank you for your careful consideration of this opportunity. As always, we invite you to call on one of us or your board of directors if you have concerns or ideas about this merger.








----------------------------                 ------------------------------
Paul E. Pentz                                Peter Kelly
President and Chief Executive Officer        Chairman

(LOGO)

                                                               December 10, 1996


Dear SERVISTAR COAST TO COAST Member:

In an effort to give you as much information as possible about this merger, I am enclosing a narrative account of the merger plan_its components and benefits. Your Board of Directors has asked that this narrative be included with this mailing because they want communicated, specifically and succinctly, the facts about what this merger can mean for each store owner.

The actual proxy, which will be distributed in January, is a lengthy legal document that will meticulously detail every component of the merger plan. Like most legal documents, it will be extremely thorough.

The Board wants you to have a complete understanding of the specific objectives that will be accomplished through this merger. Primarily, that the goal of the merger is to reduce duplication of costs associated with distribution, systems development, and retail services. This merger is an outstanding opportunity to reduce your co-op's cost of doing business and to improve the productivity of the capital you have invested in the company.

The savings anticipated from the consolidations and the synergies within marketing and buying will be put to work to strengthen your ability to compete and improve your market positions. Your market identities will not be changed but will be significantly strengthened by this merger.

The attached narrative is designed to help you understand how and where those benefits will be achieved. This is certainly not the only explanation you will receive, but as we enter the government-required quiet period, we wanted to give you the most complete and clear explanation of the decision you will be making. Your Board of Directors and management team believe that the more information you have pertaining to this merger, the more firmly you will believe in its value to our cooperative and to each of our members.

                                                                               2
TruServ
Page 2



We will be holding hometown meetings in late January through early February of this next year. A schedule of the meetings will be sent at a later date. We will also address this merger at the Lumber/Home Center, Rental, and the COAST TO COAST conventions in January, plus the Trim-A-Tree Convention in early February.

I encourage you to call me, Don Hoye, Don Belt or Gene O'Donnell if you have questions concerning this document.


                              Sincerely,


                              Paul E. Pentz
                              President and CEO
                              SERVISTAR COAST TO COAST

                       TruServ Corporation Business Plan


                                 Why Merge With
                               COTTER & COMPANY?


                            An Information Document





                                            SERVISTAR COAST TO COAST CORPORATION
                                                                   December 1996

                                                                               4
                             Why This And Why Now?

The DIY industry we operate in today is very different from the one we operated in 10 ... five ... even one year ago. You know better than anyone that the growing number of warehouse box stores and national chains continue to eat up DIY market share. As it stands today, the top 100 retailers in the DIY Industry control more than half the market. We have to level the playing field. We have to narrow the gap between what you can provide customers at retail and what the competition can offer. And we have to do it now.

In July of 1996, Cotter & Company and ServiStar Coast To Coast each assigned three corporate officers and an outside consultant to analyze the potential value and viability of the merger. This eight-member team has spent 5 months arriving at their conclusions.

Initially, the teams exchanged information on the marketing and financial status of their respective co-ops, and identified a list of possible cost-saving and marketing efficiencies that could be realized through a merger. The opportunities appeared so significant, in fact, the teams recommended that a detailed study be pursued as soon as possible.

Over the next four months, while keeping the boards fully informed, the teams completed that study and identified several areas where costs could be reduced and efficiencies could be improved. Those areas included better use of distribution centers, common routing of trucks, consolidation of paint production, lower operating costs at the administrative level, more efficient use of inventory investment, streamlining of technological investments, advantages of buying specific product types, and others.

With these advantages identified, the teams turned to carefully selected outside analysts and experts who confirmed the fairness and value of the merger at the wholesale and retail levels.

Next, a business plan was developed for the Board of Directors to evaluate. The directors were given several weeks to thoroughly review the proposal. Finally, they endorsed the merger plan on December 9, 1996. They did so based on a fundamental belief that the merger would achieve the following benefits for the membership:
  1.  Enhanced market position and growth at retail.
  2.  Reduced need for capital_less investment required by the owner.
  3.  Improved retail and wholesale technological support.
  4.  Greater purchasing power.
  5.  Stronger performance potential against the DIY Industry competition
      (i.e. Home Depot, Lowes, Sears, etc.)
  6.  Dominant wholesale market position for greater security and growth.

                                                                               5
                                The Big Picture

Overall, this merger will offer eight major benefits to the retail members of TRUE VALUE and SERVISTAR COAST TO COAST. As the merger teams determined, those anticipated benefits are:

  1. Improved retail market position and profitability for the members of the co-op.
      - Lower pricing and a wider assortment to strengthen the retailers' competitiveness
  2. Assistance (financial and otherwise) to update the owners' retail operations.
  3.  Dominant wholesale market position.
  4.  Lower cost of operation.
  5. Greater financial strength of the co-op, which can subsequently offer higher profits and/or lower prices with improved asset utilization.
  6.  Greater efficiencies in manufacturing facilities.
  7.  Improved service levels (as we combine operations).
  8.  Faster development of retail and wholesale technology.

The new co-op will be the undisputed market leader in the DIY wholesale industry.

                                  The New Name

The new company will be called TRUSERV Corporation, combining the identities of TRUE VALUE and SERVISTAR COAST TO COAST.

The corporate name is also unique to the industry, and while it does not reflect the identities inherent to the new cooperative (True Value, ServiStar, Coast To Coast, Home & Garden Showplace, Grand Rental Station, Induserve Supply, Coast To Coast Home & Auto, and Taylor Rental Centers, etc), all of the identities will be aggressively supported in the marketplace.

                What Can Retail Members Anticipate From TruServ

                                 Common Pricing

We will implement a common pricing strategy, which should be complete after two years of gradual change.

                          Common Pricing Strategy Plan


                                       TRUSERV WILL
                                     COMMONIZE WITH:

Warehouse Prices              Everyday Low Pricing -- a 4.0 to
                              4.5% reduction from current
                              SCC levels

Promotional Price Levels      6% Gross Margins -- a 4%
                              reduction from current levels

Broken Carton Charges         3.0% -- a 3% reduction from
                              current levels

Freight                       Cotter's existing freight
                              schedule which is based on
                              purchase levels (see next
                              page)

EVP Retails                   ServiStar Coast To Coast's
                              existing EVP pricing
                              philosophy

Drop Ship                     100% rebate of adders with no
                              processing charges -- the new
                              adder schedule will be
                              reduced from current levels
                              (members who are 100% vested
                              will have no adders

As you can see, when the common pricing strategy is fully implemented, ServiStar Coast To Coast retail owners can expect:

-    warehouse pricing 4.0 to 4.5% lower than it is today,
-    lower gross margins on promotional programs,
-    a 3% reduction in broken carton charges,
-    the elimination of processing charges on drop ship invoices
-    the elimination of drop ship adders for vested owners
     (owners meeting their investment requirements)
-    reduction of the drop ship adder schedule

                                                                               7
                                Freight Charges

As the chart below indicates, freight will be commonized under a TRUSERV schedule and assigned based on purchase level. As you can see from the chart below, the rate assigned to each member decreases as the purchase level increases.

                       Freight Rates
   Annual handled hardware             Freight Rate
          purchases                        (%)
            0 - $ 215,000                  3.55
     $125,001 - $ 187,500                  3.10
      187,501 -   250,000                  2.80
      250,001 -   375,000                  2.60
      275,001 -   500,000                  2.20
      500,001 -   625,000                  2.10
      625,001 -   750,000                  1.95
      750,001 -   875,000                  1.80
      875,001 - 1,000,000                  1.70
    1,000,001 - 1,250,000                  1.60
    1,250,001 - 1,500,000                  1.40
    1,500,001 - 1,750,000                  1.20
    1,750,001 - 2,000,000                  1.10
  + 2,000,001                              0.90


NOTE: Freight charges will not be incurred until the 3rd year of TRUSERV operations, or until common pricing is fully implemented. Each member will be assigned a freight rate based on prior year purchases.

                                                                               8
                                Cost of Service

As soon as the merger is effective, the process of achieving common service charges for all members will commence. Here are the charges planned for various services:

                                Cost Of Service

      Service          TruServ Cost       Benefit/Change to
                                         SERVISTAR COAST TO
                                            COAST owners
Catalog             $25/month            Reduction of $11
                                         per month

MSDS                Included in catalog  Eliminates a $25
                    costs                annual fee

Telxon (electronic  Purchase new units   No change in
ordering)           for $350; $10/month  purchase price for
                    maintenance fee      unit, a $5 per
                                         month increase in
                                         maintenance fee

Non-electronic      $0.10/line           No change
ordering

Minimum freight     $40 charged for      Increases minimum
                    orders under $1,000  order requirement
                                         by $200 over 1/1/97
                                         requirements

Late Payment Fee    18%                  Reduces fee by 6%

Price Tickets       $0.026/line          Change from $35
                                         flat fee, you pay
                                         only for use

Purchase History    $77/month            $2 increase per
Report/Variable                          month
Pricing

You should also know that Cotter & Company requires a minimum annual purchase of $50,000 per member. This requirement will not be applied to non-True Value members for at least five years. Niche memberships are excluded from this requirement. The common pricing goals outlined above will be implemented as soon as support systems are in place.

                             Corporate Staffing And
                       Consolidation Of The Organization

The headquarters of TRUSERV will be located in Chicago, Illinois.

The merger will result in some duplication of functions at the corporate level, which will ultimately result in some staff reductions. These reductions will not occur instantly, but some changes can be expected within six months of the merger. There will also be relocation of certain functions and people from one location to another.

Here is a general overview of where various departments will operate:

     Chicago Headquarters          Butler Lumber/
     Merchandising                 Building Materials
     Advertising                   Rental
     Marketing                     Commercial/Industrial
     Sales Management              Print Shop (expanded to include
     Human Resources                 print shops from both co-ops)
     Legal                         Some functional MIS teams
     Accounting
     Inventory Control
     Distribution Management
     Store Design
     MIS Management

Sales Staff
IMPORTANT: There will be no reductions to the sales force. ServiStar Coast To Coast will retain its 91-member sales team, and True Value will retain all of its 128 sales people. The sales force will function separately but under common management which will operate out of the Chicago headquarters.

TRUSERV will also develop an aggressive International Program to separately pursue these important opportunities. The International Sales Staff will be combined with the international operation of COTTER & COMPANY, headquartered in PeachTree City, Georgia.

MIS
The imperative need for common electronic systems at wholesale and retail will accelerate the process of developing one Information Services team which will be headquartered in Chicago. MIS will include one team dedicated to retail systems and another dedicated to wholesale systems. As reflected above, teams will remain in Butler and the headquarters in Chicago.

Merchandising/Advertising/Inventory Control

These staffs will be consolidated in the Chicago TruServ headquarters. Proper consideration is being given to the requirement of maintaining the ServiStar Coast to Coast programs during the consolidation. We plan to minimize operational issues (i.e., low fill rate, product conversion problems, etc.) during the merging of staffs and systems.

Trucking & Distribution
Effective with the merger date, one trucking and distribution network will be implemented. The Distribution Centers cannot be combined as quickly due to different operating systems. Commonization will be implemented gradually.

The Butler Distribution Center will continue to operate, and will eventually be expanded as it assumes some TRUE VALUE distribution.

Distribution is an area where great efficiencies and cost reductions are anticipated. As the distribution functions are consolidated and improved, some facilities will be closed and staff reduction will occur. Distribution processes are addressed more thoroughly later in this document.

Human Resources
Common Human Resources policies have been studied by an independent firm and will be implemented as appropriate after the merger date.

These include:

   -  Pay Levels
   -  Vacation Policies
   -  Health Plans
   -  Retirement Plans
   -  Severance Arrangements
   -  Relocation Policies
   -  Retention Allowances
   -  Holidays
   -  Incentive Performance Plans

                                                                              11
                                  Assortments

We plan to achieve a largely common assortment with more than 60,000 SKUs by the beginning of the third year into the merger. This is an increase of 13,000 to 18,000 SKUs for SERVISTAR and COAST TO COAST owners respectively.

Additionally:

  - A new central ship logistics plan will be implemented and utilized for 25,000 slow-moving SKUs.

  - Private label SKUs will be maintained in key categories (i.e., paint, paint applicators, outdoor power equipment) to ensure market differentiation of the various store identities.

  - Captive label lines (Green Thumb, Master Mechanic) will be available to all owner groups. To oversee and manage this process, a private label/captive label Product Manager will be added to Merchandising staff.

  - Commonizing assortment will continue without reducing the COAST TO COAST niches (e.g. housewares, gifts, auto accessories, mega- appliances/TV). The TRUE VALUE assortment will also enhance the housewares, school supply, gift, appliance, etc. offerings. The Rental assortment will be synergized and expanded as it is combined with the TRUE VALUE offering. Plans are also being developed to add commercial/industrial SKUs to the warehouse assortment.

                                     Paints

We plan to take advantage of COTTER & COMPANY'S high quality paint factory to bring you better prices and increased rebates as soon as possible. Tru-Test paints, which have been repeatedly ranked by Consumer Reports among the best paint lines on the market, are manufactured at a highly efficient, Cotter-owned factory, making the paint as affordable as it is reliable.

We will begin to produce SERVISTAR paints at the TRUE VALUE factory shortly after the merger is completed. SERVISTAR owners will still have the same top quality SERVISTAR brand of paint customers demand, but it will be manufactured at a lower cost. You will also be entitled to the high rebate and lower pricing on paint purchases that TRUE VALUE members currently enjoy.

Regarding the COAST TO COAST paint program, we have a contract with Valspar that is effective for two more years. If, when the contract expires and Valspar meets the cost and quality of our production, they will have an opportunity to continue as the COAST TO COAST supplier. The COAST TO COAST Advisory committee will be involved in this decision.

                                                                              12
                              National Advertising

The SERVISTAR COAST TO COAST national advertising programs will continue, as it is currently being implemented. National television spots will be tied to the 4 super sale promotions. In addition the direct mail circular program will remain differentiated as to store identity. This plan will allow us to maintain the existing SERVISTAR COAST TO COAST license fees to cover advertising expenses. In other words, there are no plans to increase your $200/month advertising fee.

In time, we hope to combine the advertising resources of the two co-ops to leverage volume and achieve lower prices on circulars.

When it is advantageous to the membership for us to do so, we will aggressively pursue joint opportunities in national sponsorships or promotion events that can maximize our consumer reach and/or buying leverage.

NOTE: The TRUE VALUE advertising program will remain separate and distinct from those of SERVISTAR COAST TO COAST. TRUE VALUE members pay 0.9% of purchases (with a $9,000 maximum) to fund their national advertising program.

We do plan to synergize our Yellow Pages advertising with our supplier as well as our circular printing sourcing of all identities.

These programs will be continued and improved as opportunities permit.

                       Cause Marketing/Community Programs


The Tools For Tomorrow program, which currently connects SERVISTAR COAST TO COAST owners to their local communities through vocational and technical education, will continue with all components in tact.

TRUE VALUE members currently participate in a community program called Field of Dreams, an effort to rebuild deteriorating community baseball fields. Through local and national efforts, TRUE VALUE members actually participate in the rehab, then sponsor dedication events. Field of Dreams is a philanthropic component of the Major League Baseball marketing sponsorship.

These programs will be continued and improved as opportunities permit.

                           Lumber/Building Materials

The $800 million SERVISTAR COAST TO COAST lumber/building materials business will be combined with the $226 million TRUE VALUE lumber/builder materials business immediately. The $1 billion resulting business -- the largest in the hardware coop industry -- will operate according to the following plans:

  - The program will be maintained by a common trading/buying staff headquartered in Butler.

  -    The Lumber/Building Materials conventions will be combined.

  - All members will have equal access to year-end rebates and discounts that result from the combined market leverage.

  - Additional revenue is expected to result through the increasing penetration of existing members.

  - New members should also be attracted to the program by the enhanced competency of the program and enhanced program offerings.

  - Members of the TRUSERV co-op can expect improved communication and a broader range of services from the wholesaler.


                               The Rental Program

The rental program buying staff will be located in Butler.

The business will operate according to the following plans:
  - The 660+ stand-alone rental stores (Grand Rental Station and Taylor Rental Centers) will continue to be aggressively supported.

  - The rental staffs of both co-ops will be combined and headquartered in Butler, PA.

  - The TRUE VALUE members will be offered access to the Grand Rental Station and Taylor Rental Center programs if they are interested and the market will support the addition of a stand-alone rental yard.

  - The in-store rental programs, including the 59 SERVISTAR COAST TO COAST Renter Centers and the 325 TRUE VALUE Just-Ask Rental Departments, will be maintained and differentiated under specific management direction.

  - We will leverage the combined volume of all rental programs to achieve purchasing synergies.

  -    The individual Rental Conventions will be combined.

  - The TRUE VALUE training facilities in Chicago will be maintained and utilized for all rental owners.

                           The Lawn & Garden Business

The Home & Garden Showplace staff will be consolidated in Chicago due to the close relationship it maintains with the Merchandising Department.

The business will operate according to the following plans:

- The more than 225 stand-alone Home & Garden Showplace members will continue to be aggressively supported, as will the SERVISTAR COAST TO COAST exterior, store-connected nursery niche.

- The TRUE VALUE members will be offered access to the Home & Garden Showplace and nursery programs if they are interested and the market will support the addition of such a business.

- The combined purchasing power will be leveraged to obtain maximum discounts on nursery lines for all TruServ members.

- The combined staff will be able to provide broader and deeper service, including stronger buying power and expanded communication.

- TruServ Corporation will actively pursue the growth of the garden center niche, including the Home & Garden Showplace program.


                      The Commercial & Industrial Business

The TruServ Commercial and Industrial staff will be consolidated in Butler, PA.

The business will operate according to the following plans:
- The more than 132 Induserve Supply distributors will continue to be aggressively supported.

- The buying power of the more than 150 SERVISTAR COAST TO COAST owners who participate in Commercial Sales will be augmented by the 130 TRUE VALUE Commercial Supply Network Members, resulting in additional purchasing leverage.

- SERVISTAR COAST TO COAST currently has 430 Commercial/Industrial vendor programs, and COTTER & COMPANY has 120. The strength of these programs will be unmatched in our industry.

-    Catalogs and line cards will be continued and improved.

- The SERVISTAR COAST TO COAST in-field and convention training will be augmented by the one-week headquarters training courses offered by COTTER & COMPANY. All training programs will be offered to all TRUSERV members.

-    All TRUSERV Members will be invited to participate in one
     Commercial/Industrial convention.

- TRUSERV Corporation is committed to growing the Induserve Supply and in-store Commercial/Industrial programs. Additional resources will be allocated as appropriate.

                               Retail Automation

Both cooperatives have been dedicating substantial resources to the critical development of a full line of retail automation products. Because of this dual effort and expense, the area of technology is identified as one with great potential to maximize results while minimizing costs, as the resources of two companies are combined to achieve one end goal.

The MIS department will be housed at the Chicago headquarters and the Butler facility.

Initially, the department will support all existing systems: the SERVISTAR COAST TO COAST ABC and RBS computer systems and INFOLINE electronic ordering; and the TruTrac and Triad systems and CIS modem currently utilized by TRUE VALUE. This support will ensure that there is no interruption to day-to-day operations.

In time, however, we will combine the best features of these systems to achieve an "industry-best" system which will be offered to all TRUSERV members.

The significant potential for retail automation to improve efficiencies and lower operating costs will ultimately result in a TRUSERV initiative to automate all member stores. We intend to achieve this tremendous retail advantage by providing an affordable, entry-level system to all existing non-automated stores at a minimal, incremental cost to the retailer (if possible, the cost will be covered under existing retailer charges e.g. catalog, retail inventory systems, etc.).

The entry-level model we will use was developed by COTTER & COMPANY and Triad Systems. The system is called TruStart within the TRUE VALUE membership. The entry level computer system (ELS) has the capacity to automate the following functions:

_    price changes                 _    promotional pricing
_    bin labels*                   _    pool pricing
_    retail price maintenance      _    ordering
_    reserve inventory             _    billing*
_    CD ROM catalog                _    payments**
_    price tickets*                _    Return/damage maintenance


Note: To achieve full membership compatibility, current users of RBS, ABC and TruTrac will have access to software that will duplicate TruStart functions.

 *These services will be provided in the second stage of this product. **The service will be developed in the future with no timetable yet.

Overall, the goal of the retail automation developed and/or maintained by TRUSERV will be to achieve the following:

-    Automated link to all stores:
     -   Order/billing/payment
     -   Claims
     -   CD ROM catalog
     -   Price changes ... bin ticket printing

-    Menu of systems based on retail size, retail type

-    Leverage additional resources to generate competitive edge at retail

- Reduce investment required of separate coops to develop retail advanced systems

                              Wholesale Automation

Both cooperatives are investing heavily in wholesale systems with Industrial Engineering Standards for warehouse management and buying. We anticipate the combined resources of the TRUSERV Corporation will:

- Eliminate the duplication of expense and focus all resources on a common goal (greater efficiency and return on investment)

-    Reduce MIS expenses in the long term.

- Develop new systems in both Butler and Chicago to support the operational and administrative functions...a single system will serve all functional areas of the co-op.

                          Ordering Systems Transition
As technology systems are converted, upgraded, and/or installed, the primary objective of TRUSERV is to ensure a smooth systems transition that will not interrupt your day-to-day retail operations.

TRUSERV will develop an organizational plan blending both existing MIS teams.

The combined team may also enlist the help of an experienced consulting firm, and together they will develop a plan to thoroughly address several issues:

- In the short term, retailers will place orders using SERVISTAR, COAST TO COAST and TRUE VALUE SKU numbers, and/or the UPC numbers.

- The TRUSERV operating system will mirror the current TRUE VALUE system, and we will instruct the transition managers to develop graduated steps to convert the SERVISTAR COAST TO COAST owners from existing operating systems to the TRUSERV operating system.

- We will implement a timetable for the transition utilizing input and ongoing feedback from the membership.

                     What Retail Members Can Expect During
                           The Transition To TruServ

The following pages outline a number of support elements and processes that are planned throughout the wholesale transition from SERVISTAR COAST TO COAST to TRUSERV.

                             Retail Conversion Plan

At the store level, changes will be implemented gradually and carefully to ensure a minimum disruption to your day-to- day businesses. Here is what you can expect:

     - During the first two to three years, SERVISTAR COAST TO COAST will adapt the current TRUE VALUE operating system which includes a 6-digit SKU number. The following actions are planned to support this transaction.

          - The bin labels will be printed with both the current 5- or 7-digit SERVISTAR COAST TO COAST SKU number and 6-digit TRUE VALUE SKU number.

          - The software for the Entry-Level Computer System (ELS), ABC, and RBS systems will be adjusted to accept multiple SKU numbers. This process will facilitate a gradual change-over to the TRUE VALUE system.

          - The TRUE VALUE operating system will be rolled out, one distribution center at a time. Timing will be contingent upon our ability to convert the SERVISTAR COAST TO COAST operating system to the new TRUSERV system.

     - The timing of the assortment conversion for SERVISTAR COAST TO COAST is contingent upon successful completion of the system transition outlined above.

     - The Merchandising Department will protect the integrity of the SERVISTAR COAST TO COAST assortment while systems are being developed to help simplify the conversion process.

          - All product categories will be supported; line eliminations that might impact sales will be avoided.

          - TRUE VALUE's captive label brands (Master Mechanic, Green Thumb, etc.) will be made available to SERVISTAR COAST TO COAST owners.

                             Retail Conversion Fund

One of the key advantages of the merger is a $40 million fund which will be created to assist TruServ members in good standing who want to upgrade their stores and improve their technology.

The fund has three components.

1. ServiStar Coast to Coast members will be reimbursed for many of the costs associated with converting to the TruServ pricing system and change in vendors.

     - Owners can apply for conversion funds based on their need to: 1) convert to the 6-digit SKU system; 2) change lines that don't offer conversion funds; and 3) upgrade store merchandise and/or signage.

     - All conversion funds will be claimed as members implement new systems.

     - The funds will also apply to the installation of the ELS system in non-automated stores.

2. An information systems fund will be available to TRUSERV members to defray some of the costs of computerizing their store or to enhance software for the new systems.

3. A TRUSERV retail store development fund of $16 million (divided evenly -- $8 million for each co-op) will be available to assist all members in retrofitting, updating, improving or even opening a new store. This retail conversion fund will be unique in the industry and is expected to add significant value to the merger, specifically for member retailers.

     - The fund will be made available to SERVISTAR COAST TO COAST stores for fundamental retail improvements, including pre-approved store upgrades such as:

          -    new store floor plan
          -    new fixtures
          -    new signage
          -    additional inventory/niches (i.e. rental)

Details pertaining to the implementation of the Retail Conversion Fund will be provided at a later date.

                 Distribution And Warehouse Consolidation Plan

The cost of warehousing and distributing merchandise are among the highest expenses associated with two-step distribution. In the past three or four years, SERVISTAR COAST TO COAST has been working aggressively to reduce these costs.

This merger is expected to result in significant improvements to our distribution process. Because SERVISTAR COAST TO COAST and COTTER & COMPANY have separate distribution systems (Distribution Centers, trucking fleets, etc.), we can combine many resources and functions to serve a greater membership at lower costs. Here's how we expect to do this:

- We will turn over the delivery system to TRUSERV almost immediately, initiating a common delivery system, pay system, equipment, etc.

- We will consolidate Advocate Services with the TRUE VALUE trucking system. This allows us to develop common routes as we crossdock in early phases.

     - We have already identified certain geographic areas where miles can be eliminated through crossdocking:

      SERVISTAR          COAST TO COAST      TRUE VALUE
      Indianapolis       Indianapolis        Butler
      Brookings          Corsicana           Springfield
      Kansas City        Kansas City         (Washington,
      Corsicana                               Oregon, Idaho)

- We will identify Distribution Centers which can be consolidated into one location, and will close redundant and/or less efficient centers.

- Our goal is that SERVISTAR COAST TO COAST Distribution Centers will be converted to the TRUSERV system within the first two years.

Central Ship
TRUSERV Corporation will adopt the new Central Ship program currently being implemented by COTTER & COMPANY. This system centralizes much of the co-ops slow-moving merchandise in one location for separate, more cost- efficient handling. Central Ship is expected to make it possible for the wholesaler to improve service within the hardware and niche segments, and allow us greater cost efficiencies in our overall distribution operation.

                             Who Will Run TRUSERV?

The world's largest and most efficient hardware cooperative will be run by a management team comprised of COTTER & COMPANY and SERVISTAR COAST TO COAST officers.

Dan Cotter will be Chairman of the Board and CEO. Dan, a recognized leader in the DIY industry, has been president of the Cotter organization for several years. Dan grew up in the co-op business and has led his cooperative of TRUE VALUE stores to the top of the industry. Eventually, upon his retirement, he will be replaced by an elected retailer as Chairman of the Board, and the Board will be reduced from 17 to 16 Directors (15 retail plus the President/CEO)

Paul Pentz will serve as Director and President/COO. Paul Pentz, President and CEO of SERVISTAR COAST TO COAST , has a retailing background and has been an officer at ServiStar for nearly 20 years. He has been President and CEO for the last four. Paul will be President and Chief Operating Officer of TRUSERV. The rest of the officer staff is outlined and included on the page following this section (23).

The Board of Directors
The TRUSERV cooperative will be run by the Membership through an elected Board of Directors representative of all owner segments and geographical regions.

During the transition to TRUSERV, seven Board members from the current SERVISTAR COAST TO COAST board and eight board members for the COTTER & COMPANY Board will serve on the new TRUSERV Board of Directors. These directors nominees have been nominated by the existing, respective Boards. Both current co-ops are fully represented on the new TRUSERV co-op's Board of Directors.

- All current Directors not being elected/appointed to the Board will participate on Transition Advisory Boards representing their original co-op. The Advisory Board Members will assist in the implementation of the merger process.

The Board of Directors will continue to be responsible for and approve:
-    the corporate management organization
-    the operating plans
-    the capital budget
-    long-range strategic direction

Based on Board input, the corporate management team will develop these plans and obtain the Board of Director's approval.

Dan Cotter and Paul Pentz will also serve on the Board of Directors.

Future Board Structure
In the future, annual elections will be held so all members can vote for their board representatives. The TRUSERV Board of Directors will be structured as follows:

-    15 retail Board members with terms of 3 years
     -    5 Retail Board members will be elected each year
-    In the future, the President/CEO will always be a board member
-    Board members can serve a maximum of three terms (9 years).

Election Process
Elections will start in the first year with the election of five Board members. The standard election process will commence thereafter.

- The TRUSERV Chairman of the Board in cooperation with two retail vice chairmen will recommend for Board appointment a nominating committee composed of four retailers. Directors...2 from each former co-op until at least 2004.

NOTE: Initially, Dan Cotter will be CEO and Chairman of the Board of Directors. Upon his retirement, a retailer will be elected to that post. Paul Pentz will initially serve as President, COO and a member of the Board of Directors.

-    The election process will include:

     1. Biographical information about each candidate will be mailed separately to owners.

     2. Proxies will be mailed to each co-op member, who can return proxies by mail or cast ballots at the meeting.

     3.   Proxies will be tabulated.

NOTE: This election process is a change from past SERVISTAR COAST TO COAST practices in which two retail nominees ran for election to one board seat.

TRUSERV would follow the procedure that has been used by Cotter & Co. which is the most common approach used by corporations. The TRUSERV process presents one nominee for each seat up for election to be confirmed by TRUSERV members.

                            The TRUSERV Organization
                                  At-A-Glance


                                   (GRAPHIC)

                 What The Merger Means To Your Stock Structure

The TruServ investment formula will begin to be commonized immediately after the merger so that common voting value is $6,000 (par value $100 for 60 voting shares).

     When this merger is approved, TRUE VALUE will increase their common "A" stock investment to $6,000 per location (up to five stores), up to a maximum $30,000 total for multi- location members. This is the same investment already required for SERVISTAR COAST TO COAST members.

Here are other details:
- All common and preferred stock will be exchanged at par value for the stock in the new coop ... on a 1:1 basis. NOTE: no premium over par value will be given.
- Owners who already exceed the new investment formula will be refunded the overage in five-year interest bearing notes...$10 million is expected to be redeemed to SCC owners in these notes.
- ServiStar Coast To Coast Common stock will be known as "A" stock, and ServiStar Coast To Coast preferred stock will be known as "B" stock.
- Voting rights and investment requirement will be computed by location (and not by chain, as is currently TRUE VALUE's approach.) Five locations per member group will be the maximum number of stores allowed to vote.
-    TRUSERV members can expect a cash rebate minimum of 20% of total rebate.

                   New Formula for Preferred Stock Investment

The following chart outlines the formula for TRUSERV "B" stock investment:

Type Of Purchase            Amount of       Percent       Required
                            Purchase   x  Investment  =  Investment
                                           Required
Handled
(warehouse/pool/relay
Purchase:
1 - $499,000                                  14%
$500,000 - 999,000                             7%
$1,000,000 and above

Paint (purchased                              14%
from warehouse)

Drop Ship/Direct/Paint                         4%
purchased from
factory DIRECT

  - TRUSERV members will be required to make a minimum hardware investment of $25,000 in the new co-op.
  - The intention is to phase out interest bearing notes as a portion of rebate, unless unforeseen developments suggest otherwise.

The following chart outlines the formula for TRUSERV Lumber/Building Materials
Investment:

   Size Of Annual           Amount of       Percent       Required
      Purchase              Purchase   x  Investment  =  Investment
                                           Required
           0 - $500,000                       3%

  $500,000 - $1,000,000                       2%

Greater than $1,000,000                       1%

- TRUSERV will require a minimum Lumber and Building Materials Investment of $15,000.

NOTE: The investment schedule outlined above offers the lowest investment-per-member of the four major hardware co-ops.

The following is an example of the reduced investment of TruServ versus the old SCC investment formula:

     Hardware       Current     TruServ      Increase/(Decrease)
   Purchasing     SCC Stock      Stock
     Levels        Required     Required         $         %
     200,000        50,100      25,000       (25,100)    (50.1%)
     300,000        64,100      30,450       (33,650)    (52.5%)
     400,000        73,350      40,600       (32,750)    (44.6%)
     500,000        82,350      50,750       (31,600)    (38.4%)
     700,000        96,750      71,050       (25,700)    (26.6%)
   1,100,000       113,750      96,600       (17,150)    (15.1%)



As the chart indicates, the investment requirement is significantly lowered. When compared to investment requirements of other co-ops, TruServ has the lowest.

The lumber/building materials comparisons for various stock investments is as follows:

Lumber/Building    Current     TruServ      Increase/(Decrease)
Material Retail   SCC Stock     Stock
   Purchases      Required    Required        $         %
     400,000        18,430      15,000      (3,430)      (18.6%)
     600,000        25,290      17,000      (8,290)      (32.8%)
     800,000        30,580      21,000      (9,580)      (31.3%)
   1,000,000        34,300      25,000      (9,300)      (27.1%)
   2,000,000        44,300      35,000      (9,300)      (21.0%)

Just as in Hardware, TruServ's investment requirements are sharply reduced.

                    How Will TRUSERV Manage Market Overlap?

TRUSERV Corporation will adopt the following policy on market conflict and overlap:
- All current owner members will remain in the combined coop without consideration as to location so long as they remain members in good standing.
- Multiple identities will be allowed in a market if the market is strong enough to support the added retail space. This determination will be made by TRUSERV after reviewing relevant information. The salesforce and management will make these determinations and the Board of Directors will provide an appeal process.
- For signings under the same license, a strict policy of one store per market will be maintained. No protection will be guaranteed to members who:
     -    Maintain dual membership with TruServ and another coop,
     -    Operate under severe credit restrictions on a long term basis
     -    Commit violations of the membership agreement.
- During the first two or three years, changing market identities (i.e. ServiStar to True Value or True Value to ServiStar) will be discouraged due to the system changes required. In the future, retail identity changes will be available to members as long as the market overlap policy is not violated.

                                                                   27
               What will the TruServ Look Like After The Merger?


The following facts are presented for your information:

1.   Total number of members:              10,500

     Comprised of these member segments:
     -    True Value
     -    ServiStar
     -    Coast to Coast
     -    Coast to Coast Home & Auto
     -    General Rental Station
     -    Taylor Rental Center
     -    Home & Garden Showplace
     -    Induserv Supply
     Found in 50 countries

2.   Total Sales                           $  4.6 billion

3.   Total Assets                          $  1.4 billion

4.   Total Shareholders Equity             $319.1 million

5.   Distribution Centers                  23

6.   Lumber Business                       $  1 billion

7.   Board Make-Up                         8 True Value
                                           7 ServiStar Coast To Coast

8.   Market Position                       #1 among hardware co-ops

                                                                            28
                         Summary of Potential Benefits


The merger is expected to benefit your business in several areas --- financial, marketing, and support services.

From a financial perspective:

  -    lower prices from the warehouse and on promotion
  -    higher rebates from the co-op
  -    lower investment in the co-op
  -    higher rebates and lower prices on ServiStar paint
  -    access to a $40 million conversion fund
  -    reduced drop ship adder schedule
  -    reduced cost of services

From a marketing viewpoint:

  -    protecting and strengthening your retail identity
  -    offering broader assortments including additional captive label products
  -    enhancing the effectiveness of promotional programs
  -    enhancing the buying power of the lumber/building material program
  -    offering greater opportunities in niche marketing

As to service and support:

  -    higher service/fill rate levels utilizing new distribution strategies
  -    faster development of retail technology
  -    broaden at deeper services across many co-op programs.

                     How Will Ongoing Details of The Merger
                             Be Communicated To Me?

The merger team has secured the help of Leo Burnett Company, the national advertising agency that handles TRUE VALUE, to assist in developing and implementing a communications plan for the merger.

All audiences impacted by this merger are being addressed in the communications plan:

-    All SERVISTAR COAST TO COAST owners (including niche segments)
-    TRUE VALUE Members
-    Associates (both co-ops)
-    Vendors
-    Trade and national media
-    Lending Institutions
-    Local community (i.e., Butler)
-    Industry at large
-    Potential retail prospects (i.e., Ace, HWI, Our Own, etc.)
-    Retail analysts

As we move forward, we will strive to communicate at every possible juncture with all key audiences. Communication vehicles will include:
-    Letters
-    Video
- Conventions: L/BM, Rental, COAST TO COAST; and Rental, Technology, L/BM for TRUE VALUE
-    Proxy materials
-    Associate meetings
-    Hometown meetings
-    Press releases
-    Trade/Press interviews
-    Newsline
-    Internal news for both co-ops
-    Informed retail support personnel

Following is a general timetable of all major, merger- related events:

            Event                            Date
1.  Board approval of merger plan     December 9, 1996


2.  Implement communications plan     December 9, 1996

3.  National press conference         December 11, 1996
    at Chicago headquarters


4.  Initial announcement to all       December 10, 1996
    audiences

5.  S.E.C. quiet period               December, 1996
    commences

6.  Distribution of proxy
    documents, merger information     January 1997
    and selling package

7.  Convention presentation           LBM/Rental Jan. 6 `97, CTC - Jan. 17 `97,
                                      Trim-A-Tree-Feb.  2 `97

8.  Field meetings                    Late January 1997 -
                                      Early February 1997

9.  Update video communication        February 1, 1997

10. Vote due                          March 1, 1997

11. Announcement of vote              March 1997
    results

12. Effective date of merger          July 1, 1997


As plans progress, we understand there will be questions, concerns, rumors, and an ongoing need for more information. The communications plan is designed to over-communicate rather than under-communicate. If at any time, however, you feel you need an answer, clarification, or additional detail, you are encouraged to contact any of the following people:
1.   Your retail area manager
2.   Any corporate officer in Butler, PA
3.   Any member of your Board of Directors

We are committed to providing all the details you need to weigh the value of this merger opportunity.

                          MEMBER QUESTIONS AND ANSWERS

1. What trends in the Do-It-Yourself industry drive this merger?

     The top 100 DIY retailers-led by Home Depot, Lowes, and others-have captured over 50 percent of the market. We can not let that trend continue. These retailers employ aggressive pricing strategies funded by their low cost of doing business, and they offer huge assortments. The Boards of Directors and the management teams believe the co-ops must attack these issues strategically and forcefully. Independent retailers need additional resources and assistance to maintain market share.

     This merger will allow us to provide that assistance. For example: we can reduce costs from the two-step distribution process, and those savings can be passed on to you, the independent retailers, narrowing the gap between the chains and our members.

     Bottom line: a merger can enhance the independent retailers market position and therefore the long term survival of ServiStar Coast to Coast and Cotter & Company

2.   Is this an acquisition or a merger?

     It is a merger. The continuing company will be called TruServ.

3. Why are we considering this merger? Is our wholesaler struggling?

     Both co-ops-ServiStar Coast to Coast and Cotter & Company-are doing well. Cotter & Company and ServiStar Coast to Coast have repositioned their businesses in the marketplace. Both co-ops have recently lowered wholesale and suggested retail prices to assist the independent retailer in competing. In addition, they have recently embarked on re-engineering programs that have brought improvements to their operations and cut costs. In many ways, both co-ops have never been better prepared to meet the future.

     However, the two Boards of Directors saw potential for even greater growth through a merger, and formed independent teams to simultaneously investigate the value of such a move. The teams were so persuaded by the facts of their investigation, they agreed that the two co-ops could take a leadership role in the industry with this consolidation to deliver significant value to our retail members.

     By consolidating operations, we expect to provide members lower pricing, better services, greater profit potential and a greater capability to compete in your respective markets. Your Boards of Directors have endorsed this merger as the right step for both memberships, ensuring a vital role for the independent retailer going forward.

4. What is the sales growth and profit potential for ServiStar Coast to Coast and True Value?

     The new cooperative will emerge with a base of $4.5 billion in sales. Sales and profits are expected to grow because TruServ will be the largest and most efficient cooperative in the world. Its strength to leverage lower prices, offer opportunities for a more aggressive market position to our members, and achieve more efficient distribution, should enhance co-op profitability.

5.   What are the real advantages of the merger?

     The synergies created in merging these two co-ops should create tremendous savings in operating costs. Since distribution accounts for more than 60 percent of a cooperative's expense base, our objective is to reduce this expense by combining warehouse facilities and delivering on common trucks. In addition, the merger will help us to:
          -    Strengthen our retail position
          -    Utilize capital more efficiently
          -    Leverage our negotiating strength with manufacturers
          - Fortify our multiple identities in the marketplace by sharing common support functions
          -    Assist in updating our members retail operations, and
          -    Utilize manufacturing facilities more efficiently.

6.   As a store owner, what's in it for me?

     We expect the following results:
     -    Higher rebates to members
     -    Lower wholesale and retail pricing
     -    Broader and deeper lumber/building material programs with rebates.
     - More niche marketing opportunities (i.e., Rental, Garden Center, Industrial/Commercial, etc.)
     -    Lower prices and/or greater rebates in paint
     -    Higher service level/fill rate
     -    Additional captive label products
     -    Joint promotional opportunities
     - Automated link to all stores with a menu of systems based on niche size and type
     -    Reduced cost of services
     -    Retail store development opportunities, and an
     -    Opportunity to expand retail assortments.

7.   Why are we always changing?

     Because the market around us is changing and we must do the same. Change is smart, particularly when market forces (competition, customer behavior, etc) are driving it. True Value and ServiStar Coast To Coast share similar attitudes about progress and change. Each has grown through selective acquisitions and a continuous effort to move forward by making smart, progressive business decisions based on market conditions.

     The business philosophy of Cotter & Company is very close to the ServiStar Coast to Coast approach. Both organizations are committed to building a sound future for their members through efforts to be a low-cost and long-term supplier of goods and services.

8.   How will this move strengthen the cooperative?

     Your new company, TruServ, will be strengthened in many ways. We expect to lower operating costs, improve profit potential, gain better buying power, use our manufacturing facilities more productively, and give our store owners more support. Under the combined management team we also expect to grow the $1 billion lumber and building materials business, use our capital and technology more efficiently, negotiate with greater leverage, improve our service levels, and gain more marketing niche opportunities and greater financial muscle.

9.   Why is ServiStar Coast to Coast making this move?
     What's in it for them?

     They gain what everyone in the unified organization gains: a stronger cooperative that can make their members more competitive in the marketplace. Among the benefits that ServiStar Coast to Coast hopes to achieve are:
     -    Lower pricing as synergies take hold over the next several years
     -    Higher volume rebate levels
     -    More rapid computerization of retail operations
     -    Technology enhancements at retail
     -    Lower retailer investment required in the new coop
     -    Higher paint rebates and lower paint price levels
     -    Reduced cost of services (for example, the catalog)
     -    Access to True Value captive label programs (for example, Master
          Mechanic)
     - Access to the Retail Conversion Fund to help members upgrade and improve their stores, and
     -    More efficient distribution with enhanced services to the member.

10.  Why is True Value making this move?

     While the most important benefit is a unified cooperative with the strength of approximately 10,400 stores nationwide, True Value hopes to achieve these goals:
     -    Lower pricing as synergies take hold over the next several years
     -    Lower costs of some services
     -    Technology enhancements at retail

     - Retail store development fund to help members upgrade and improve their stores
     - Access to ServiStar Coast to Coast lumber and building material program and rebates
     - Access to broader industrial commercial, rental and home & garden marketing opportunities, and
     -    Higher potential rebate levels.

11.  I understand that you will establish a Retail
     Conversion Fund.  What is it exactly?

     One of the key advantages of the merger is a $40 million fund set aside to assist members who want to upgrade their stores and improve their technology. There are specific application procedures to access these funds, but TruServ will assist its members in making improvements that provide a more competitive retail advantage.

     The fund will assist ServiStar Coast to Coast and True Value members. It has three components.
     a. ServiStar Coast to Coast members will be reimbursed for many of the costs associated with converting to the TruServ pricing system and change in vendors.
     b. An information systems fund will be available to all TruServ members to defray some of the costs of computerizing their store or to enhance software for the new systems.
     c. A retail store development fund of $16 million will be available to assist all TruServ members in updating, improving or even opening a new store. This retail conversion fund will be unique in the industry and is expected to add significant value to the merger, specifically for member retailers.

12.  Will I be required to sign a new Member Agreement?

     No. When you vote in favor of this merger, you will also be agreeing to the new TruServ Corporation Member Agreement to govern your Membership. You will be a Member in the new organization and have a Member Agreement with the largest hardware cooperative in the world.

13.  What impact will the merger have on the lumber program?

     The combined lumber program is a $1 billion business, the largest by far in the co-op industry. We expect lumber sales to increase as we offer True Value members the successful ServiStar lumber programs with these elements:

     -    annual rebate
     -    pass-through of quantity discounts and rebates
     -    an extensive customer service team with more than 80 people
     -    specialty woods program
     - complete national sourcing program (Georgia Pacific, PRIMESOURCE, MacMillan-Bloedel, etc.)
     -    millwork supplies program
     -    building materials commodity program, and a
     -    kitchen specialist program.

14. Will both co-ops be charged the same prices for merchandise?

     Yes. We expect to get to common pricing over 2-3 years as we pursue a common assortment. We are immediately implementing a less expensive drop ship adder program with no processing fees. In addition, 100% of the drop ship adders will be rebated to members. At merger, the lumber program will be the same for all members.

15.  How will the warehouse assortment be affected?

     Our offering will include more than 60,000 SKUs. It is one of our highest priorities to provide the products you rely upon, and get them to you without disruption to your customer service.

16. Can the two organizations possibly merge after being competitors for so many years?

     Absolutely. The vision and leadership of your Boards of Directors and corporate management team are driving this merger for the benefit of the membership. Your Boards of Directors have seen the growing costs of duplicate facilities, redundant distribution and duplication of technological development investments. They recognize that these costs can be effectively reduced.

     Over the past several years, the four major co-ops developed several programs of mutual benefit for their members, including a common insurance co-op, cross- docking, and other common efforts. Encouraged by the benefits of these efforts, the Boards took a leadership position and directed management to investigate the benefits of a merger. Outside consultants had often pointed out the advantages and opportunities of a merger. It was the strategic and forward-looking action of your Board and management, based on verifiable benefits, that caused your leadership to put aside competitive differences to accomplish a merger.

17.  What happens to my stock in the old co-op?

     Your stock will be exchanged on a dollar-for-dollar basis for stock in the new co-op, TruServ Corporation.

18. Are True Value members being required to raise A and B stock to cover the cost of the merger?

     Not as a result of this merger. In 1995, Cotter's Board approved raising the capitalization in the co-op, a decision which was to take effect in 1997. This merger was not on the table when that decision was made. In connection with this transaction, True Value will increase their common "A" stock investment to $6,000 per location, up to a maximum $30,000 total. This is the same investment already required for ServiStar Coast to Coast members, and when considering all forms of investment the new co-op will offer the lowest required investment of all the DIY co-ops.

19.  How and when will I have to pay for the additional "A" stock?

     The additional "A" stock for True Value Members will be funded by converting existing "B" stock to "A" stock.

     If a Member does not own enough "B" stock, the "A" stock requirement will be accumulated through future patronage dividends. If at the end of five years the required "A" stock has not been met, the Member must make up the balance.

20. How will the common stock and preferred stock investment formulas be adjusted?

     The formula for preferred stock investment is based on purchases from the co-op. The hardware investment requirement is determined as follows:

     . The amount of warehouse purchases is multiplied by 14% for purchases of $499,000 and less; 7% for purchases of $500,000 to $999,000; and 4% for purchases over $1,000,000 to determine the required warehouse investment.

     . In addition, the investment requirement for the drop ship purchases is calculated by multiplying 3% the annual drop ship purchases.

                           For example:
          A store owner who purchases $800,000 annually-75% out of warehouse and 25% by drop ship-would have this investment requirement:

               Warehouse $499,999  x 14%   =   $ 70,000
                         $100,000  x  7%   =   $  7,000
               Drop Ship $200,000  x  3%   =   $  6,000

          The calculations would reflect the same approach as reflected in the hardware example listed above.

     . The minimum investment of preferred stock will be $25,000 of hardware and $15,000 of Lumber and Building Materials. The minimum investment supersedes the above formulas. These requirements are used with members who have low purchase rates. At this point, this investment formula is the lowest in the DIY co-op industry.

21.  What will the name of the organization be?

     The new, member-owned wholesaler will be known as TruServ Corporation.

22.  Will my store name change?

     No.  All identities will be maintained and supported.

23.  Will there be other TruServ members in my market?

     It is possible. Regardless of location, no store will be forced to relocate or discontinue its affiliation due to other TruServ members in the market.

     Today, there are many markets where both True Value and ServiStar Coast to Coast members are jointly located. The merger calls for full acceptance of these situations with no forced changes. Because these stores are already sharing markets, no increase in competitive activity will result. All current members will remain in TruServ without consideration as to location.

     In the future, multiple retail identities may be allowed in a market if the market is sufficiently large to add extra retail space. For signage under the same type of identity (e.g. True Value, ServiStar, Coast To Coast, etc.), a strict policy of one store per market will be implemented. The sales force and management will resolve any problems associated with this policy.

     Please note, some of the branded stores (that is, rental) are so unique in nature, they are not judged to compete directly with a hardware store or lumberyard and may be allowed to enter a viable market.

24.  Are you going to sign new members in my territory?

     For signage under the same identity, one store per market is strictly enforced. Consideration will be given to additional stores if the market is big enough to sustain more than one store identity.

25.  What is the advertising plan?

     National advertising will remain separate and will be designed to build the respective store identities in the marketplace. However, we will investigate joint promotional opportunities. Such opportunities and potential joint sponsorships are a natural evolution in the scope of synergies this merger will create.

     Both circular and national advertising programs will continue to support the separate identities and remain differentiated from the other programs.

26. Will the advertising charges of my store be used to build another store identity?

     No. The advertising charges associated with your specific membership will be used to build your store's identity independently.

27.  Will the national advertising programs change?

     At this time, we anticipate no changes. However like all programs, they will continuously be evaluated for ways to become more effective.

28. How will hardware, lumberyard, and home center stores be differentiated in the marketplace? And how do I differentiate my store from others in the co-op?

     TruServ members will retain their retail identity in their communities as True Value, ServiStar, Coast to Coast, Home & Garden Showplace, Grand Rental Station, Taylor Rental Centers, Induserve Supply, or Coast To Coast Home & Auto stores. Members will continue to build on marketing elements that have made their stores successful in the past.

     In addition, the following elements will be used to differentiate members in the marketplace:
     -    separate national retail identity
     -    separate overall appearance of the store
     -    different store layouts
     -    individual signage--exterior and interior
     -    separate market position statements (i.e. good neighbor, good advice)
     -    different separate private label products (paint, power equipment)
     -    separate assortment mix reflecting your customer needs, and
     -    advertising and promotion.

     These marketing elements will reinforce each member's style of doing business and value-added for their customers. They of course will vary with each type of identity.

29.  Will Member Advisory Councils be continued?

     Yes. Advisory Councils are used as sources of information and guidance for development of marketing strategies for each retail identity. The advisory councils, composed of members, have and will make real contributions to the success of TruServ.

     We expect to utilize the following types of member advisory councils in the future:
     - One for each market identity to provide overall marketing advice (for example, True Value, ServiStar, Coast to Coast, Rental, Home & Garden Showplace and industrial/commercial.)
     -    Technology strategy at the retail level and
     -    Lumber, building materials.

30. Will TruServ continue to grow rental, Home & Garden Showplace and Induserve Supply businesses?

     Yes, we expect these programs to be continued and combined with the current True Value programs and resources. In addition, we intend to devote additional resources to these programs in order to achieve more rapid growth. If it is appropriate.

31.  Will True Advantage apply to ServiStar and Coast to Coast?

     The concept of True Advantage is to improve performance at retail. As equal members of TruServ Company, ServiStar Coast to Coast retailers will be offered a similar program. The True Advantage program as it currently exists will continue to be an objective for True Value stores.

32. What changes are planned for the utilization of private and captive label products*?

     Private label brands (paint, power equipment and, some other lines) will remain exclusive to each store identity. Captive label brands are products that do not carry the retail store name, but are exclusive to the cooperative. Examples are Master Mechanic, Master Electrician, and Master Plumber. These captive labels will be distributed across all stores for purchasing efficiency and brand recognition.

     *Please note a difference in terminology: True Value members refer to all privately owned brands as private label (Master Mechanic, Tru-Test, etc.), and SCC owners think of private label products as those limited to a specific store identity, while captive label brands are available across all ServiStar Coast To Coast retail identities.

33.  Will ServiStar members still offer ServiStar paint?

     Yes. However, we believe that the greater efficiencies of the Cotter Paint Plant can be applied to ServiStar Paint to lower your costs while offering the same quality products and higher rebates.

34.  Will Valspar still make Coast To Coast paint?

     We have a contract with Valspar that is effective for several more years. If, at the time of expiration Valspar can match the cost and quality of our production, they will have an opportunity to continue as the Coast To Coast supplier. The Coast to Coast Paint Advisory Committee will be consulted in this decision.

35. As True Value members, will Tru-Test paints still be sold exclusively to the membership?

     Yes. The TruTest name is and will be exclusive to the True Value retailer.

36. Will stores be required to honor returns from customer purchases made in other retail stores?

     No. However, the most successful retailers accept the returns of competing stores in hopes of demonstrating their superior service and earning a new customer. Your return policies are your own business but cooperation within the cooperative family is encouraged.

37. Do I have to change/expand my store layout and merchandise sets (i.e., Plan-o-gram)?

     Store identities, merchandising strategies, layout and store personalities will not be affected by the merger.

38.  Will there be store identity changes?

     No.

39.  Will product line conversions be required?

     To purchase and handle merchandise with the efficiency of the chain competition, there will be changes to merchandise lines. As buyers negotiate better pricing and eliminate vendor duplications, some lines will be consolidated. These changes will evolve over a two or three year period. Support from the manufacturers will be negotiated to assist in the retail conversions.

40. Will my retail support contact or sales person change? And will the my rep call on both True Value and ServiStar Coast to Coast retailers?

     The sales force staffs will continue to function separately, but under common management. The same salesperson will not call on True Value and
     ServiStar Coast to Coast retailers.   This plan will ensure the long-term
     growth of all identities. In addition, the sales force staffs will not be reduced due to the merger. We want to continue the same high level of support you have traditionally received.

41.  Will the same trucks be unloading at all identities?

     Yes, TruServ trucks will be stopping at each of the store identities on the most efficient routes possible. Therefore members will share trucks. Eventually, all retail identities will be reflected on all trucks.

     A logistics plan is being developed that will include some consolidation of warehouses, but details have not been determined at this point. Our objective will be to lower the cost of distribution for the co-op.

42.  How will the various computer systems be affected by the merger?

     All four systems -- RBS and ABC at ServiStar Coast to Coast and TruTrac and Triad at True Value -- will be supported by the new organization. In addition, the new co-op will develop one retail system that combines the best features of all four systems, plus utilizes the latest technology.

43. How will the retail stores that are not computerized be affected by the merger?

     The new co-op will ensure that all owners will be computerized, either purchasing one of the current systems or a new low cost Entry Level System. The Entry Level System is capable of performing these functions:
     -    ordering
     -    reserving merchandise
     -    stock checks
     -    printing bin labels
     -    printing price tickets
     - offering an electronic catalog and other data transfer functions, and between the co-op and its members.

44.  How will the ordering and the receiving process be changed?

     Changes can be expected over the first two or three years, but at this point they have not been determined. Changes which do affect members will be well-communicated in advance. Our objective is to make internal system changes transparent to the members.

     ServiStar Coast to Coast members will be slowly converted to the TruServ operating system. The conversion will be completed over a period of time with minimal disruption to your operating system.

45.  Will there be any changes to the billing statements?

     True Value stores have just completed a change to new and simpler statements. And currently, ServiStar Coast to Coast is in the process of implementing a new financial software package called PeopleSoft. This new software system will improve the statements at ServiStar Coast to Coast. None of these changes are related to the merger.

     Information will be communicated as the new systems are developed and employed in the new co-op. These changes will be thoroughly explained well in advance of implementation.

46.  What changes in facilities will the merger create?

     Since the Chicago offices of Cotter & Company will be the headquarters of new co-op, these offices will be significantly expanded. The
     Merchandising, Advertising and certain other departments will be located in Chicago.

     The East Butler office and warehouse of ServiStar Coast to Coast will be maintained and fully utilized. MIS, lumber and building materials, rental and possibly other functions will be located in the East Butler facility.

     The Butler distribution center will eventually be expanded as it assumes responsibility for some True Value distribution.

     ServiStar Coast to Coast's Main Street Butler office will remain in use but over the next two to three years, we may find this facility is not required and it may be sold.

     There will be some consolidation of distribution centers. Plans have not been finalized at this point. Announcements will be made as soon as decisions are finalized.

47. Will the same vendor salesman call on my competitor's stores?

     Just as today with all national brands, the same vendor's sales people will call on all retail stores in defined geographic areas.

48.  Will vendor representation change at our conventions?

     Possibly. Since the new co-op will be headquartered in Chicago, there may be some changes in sales representatives etc. at the conventions. The new co-op will continue to work with manufacturers to obtain adequate local and convention sales coverage.

49.  What about pricing?  How will it be affected?

     We expect our cost of acquisition to be reduced by our greater volume and negotiating leverage. These savings will be passed on to the members either in the form of lower prices or higher rebates, or both. We will evolve to common pricing programs for all members within two to three years.

50. When a manufacturer has a deal to offer, which group of stores will benefit from the deal?

     All stores will have an equal and simultaneous opportunity to participate in special deals.

51.  What will happen to the buying market?

     The market schedule will not change in the near future. The unified company will be 10,000 members strong. Until existing convention center contracts expire and a large enough facility can be secured, we will maintain separate conventions. We plan to combine our buying markets within a few years.

52. Do you really think that manufacturers are going to give you better prices because you are bigger?

     Yes. Manufacturers are governed by U.S. laws that allow for price differences based on specific efficiencies. We expect the new co-op to receive discounts that are appropriate for our greater volume.

53. What is the impact of the merger on the Board of Directors?

     Seven Board members from the current ServiStar Coast to Coast board and eight board members for the Cotter & Company Board will serve on the new TruServ Board of Directors. These directors will be selected by the existing, respective Boards. Current Board members who are not elected to the new TruServ Board will continue to play a vital role in the company through service on an Advisory Board for two years. Two corporate officers, Dan Cotter and Paul Pentz, will also serve on the board of directors.

     Therefore, both current co-ops are fully represented on the new TruServ co-op's Board of Directors. In the future, annual elections will be held so all members can vote for their board representatives.

54. How will the Board of Directors' relations change with the new management structure?

     The Board of Directors will continue to be responsible for and approve:
     -    the corporate management organization
     -    the operating plans
     -    the capital budget
     -    long-range strategic direction, and
     -    policies related to members.

     Based on Board input, the corporate management team will develop these plans and obtain the Board of Director's approval.

     Initially, Dan Cotter will be the Chairman/CEO. Eventually, upon his retirement, he will be replaced by an elected retailer as Chairman and will not be replaced on the Board. Paul Pentz will serve as a Director and President/COO until his retirement. The President will always be a member of the Board.

55.  Who are the key executives and what is their background?

     Dan Cotter will be Chairman of the Board and CEO. Dan, a recognized leader in the DIY industry, has been president of the Cotter organization for several years. Dan grew up in the co-op business and has led his cooperative of True Value stores to the top of the industry.

     Paul Pentz, President and CEO of ServiStar Coast To Coast has a retailing background and has been an officer at ServiStar for nearly 20 years. He has been President and CEO for the last four years. Paul will be President and Chief Operating Officer of TruServ. The rest of the officer staff is outlined and included in this document.

56.  How will the cost of services be impacted?

     The cost of services is expected to decline. For some services, like the catalog for True Value members or price tickets for ServiStar Coast to Coast members, the cost of services will increase. Generally, the merger plan reflects lower cost of services for members.

57.  How will the merger affect the Coast to Coast program?

     The transition to a common ServiStar Coast to Coast program will continue for the next 18 months. For example:

     -    common pricing between ServiStar and Coast will be established.
     - joint ServiStar Coast to Coast convention will be held in October 1997 in Baltimore, and
     - commonizing assortment will continue without reducing the Coast to Coast niches (e.g. housewares, gifts, auto accessories, mega-appliances/TV). The True Value assortment will also enhance the housewares, school supply, gift, appliance, etc. offerings.

58. How did Cotter & Company and ServiStar Coast to Coast approach the issue of merging?

     The Board of Directors of each co-op realized that duplication of investment and the cost of development of new systems is not efficient for two-step distribution. It would be in the best interests of independent retailers to reduce the cost of doing business for all the co-ops and to improve the productivity of the capital invested in the co-op.

     The Boards of Directors believe the merger accomplishes these objectives. In July of 1996, corporate management of Cotter & Company and ServiStar Coast to Coast were directed to explore the possibility of merging the two co-ops.

     This evaluation was approached systematically and analytically. Each co-op assigned three corporate officers and an outside consultant to analyze the possibility of the merger. The first meeting was held in late July 1996.

     In this meeting, the teams exchanged information on the marketing and financial status of their respective co- ops and identified a list of possible cost-saving and marketing synergies that could be realized with a merger. The opportunities appeared so significant that the teams indicated to corporate management and the Boards of Directors that a detailed study should be pursued as soon as possible.

     Over the last four months, the teams have studied the opportunities and identified the following synergies:


     Cost saving opportunities             Sales/Marketing opportunities
     -    Distribution center              -    Purchasing synergies
          consolidation                         from greater buying power
     -    Common routing of trucks         -    Reduced cost of services
     -    Production of ServiStar          -    Broader utilization of
          paint in Cotter factories             captive label brands
     -    Staff reduction in               -    Joint promotional
          administrative areas                  opportunities and
     -    More efficient use of                 sponsorships
          inventory investment             -    Broader and deeper L/BM
     -    New distribution                      programs
          strategies to improve            -    Niche marketing
          service levels                        opportunities
     -    Elimination of duplicate         -    Common and universal
          MIS/system investment                 retail systems.
     -    Merger of duplicate
          function i.e., print shop
     -    Reduced member capital
          investment.

     Next, the teams developed the concept of the merger which entails the transfer of member stock investment on a one-to-one dollar basis. In order to ensure that this approach was fair to both owner groups, investment banking group William Blair was retained to determine a fair valuation for each co-op.

     In addition, the Board of Directors retained an auditing group to analyze the financial condition of the other co-op to ensure proper accounting procedures are being followed.

     Another outside consultant, Towers Perrin, was retained to assist in developing a plan to address human resource issues including severance and retention, and a plan to make the medical and other benefits common for both sets of employees.

     The Boards were updated frequently to allow full understanding of the opportunity and appropriate consideration of any issues.

     A business plan was developed for the Board of Directors evaluation of the merger. They were given several weeks to evaluate the proposal and ask questions. Finally, the Boards unanimously endorsed the merger plan on December 9, 1996.

59. How did the investment banker William Blair & Company approach the valuation issue?

     William Blair & Company, an investment banking firm with extensive experience in mergers, approached their valuation opinion as follows:

     Step #1: A current situation analysis included the following aspects:
     -    history/background/financial  condition of each co-op
     -    DIY industry: size and trends
     -    competitive analysis at wholesale and retail
     -    prospects for each co-op going forward

     Step #2: Prepare a valuation of each co-op, considering the information collection in Step #1.

     Step #3: Prepare an evaluation of the financial benefits of the potential merger.

     Step #4: Render an opinion as to the fairness to each companies stockholders of the consideration to be received.

     Step #5: Report to the corporate management and the Boards of Directors their findings.

     William Blair & Company responded to the Boards of Directors that in their opinion the merger was fair to both sets of stockholders. The identified synergies were realistic and attainable. The consideration given to both sets of stockholders was appropriate.

60. Why did the co-ops audit each other from a financial perspective?

     In mergers of this size, audits of the other party are normal and appropriate. This is a normal process of due diligence required by management to protect the shareholders of both companies. The auditors evaluate the following:

     -    quality of the assets on the balance sheet
     -    fairness of the liabilities as stated
     -    profitability of each co-op, and
     -    existence of undisclosed risk.

61.  What were the findings of the audit?

     The audit findings reflected:

     - both companies financial statements adequately reflect the financial condition of each co-op
     - no significant risks were identified which would have a material effect on the merger rationale.

62. Why is there a 17 million cash redemption payment to True Value members?

     A $17 million cash redemption of existing True Value stock is being made to True Value members to help equalize their investment in the co-op. The cash redemption is considered temporary because it will be paid back to the co-op in 7 years, but it helps offset the impact of changes in the investment plan described below.

     True Value members will be experiencing several changes in their co-op investment:
     1. True Value is "A" stock requirement is increased from $1,000 to $6,000 per location (minimum of 5 locations or $30,000 of common stock).
     2. Cotter & Companies practice of issuing notes is being phased out by Cotter & Company, and will not be continued by TruServ. Therefore, True Value Members will not be earning interest on part of their co-op investment.

     To reduce the impact of this common "A" stock requirement and the discontinued interest-bearing notes, 14% of each True Value members common stock holdings will be redeemed in cash after the merger is effective.

     In addition, True Value Members also have several options to build their common "A" stock investment:
     1.  Transfer stock from their "B" stock holdings;
     2.  Transfer from notes that have already been issued;
     3.  Pay a fee for a 60-month period for any remaining deficiency; or
     4. Cash in full of the difference between their current $1,000 and the $6,000 required common "A" stock investment per location.

63.  Why should I vote for this merger?

     The merger will have both a financial, marketing, and improved support/service benefit on your business. From a financial viewpoint the merger will:
     - Reduce your cost of acquisition (ie warehouse and promotional pricing)
     -    Utilize capital more efficiently
     -    Increase your rebates
     -    Higher efficiencies in paint manufacturing
     -    Offer $40 million retail conversion fund
     -    Redeem stock for members exceeding investment requirement

     From a marketing perspective, the merger will:
     -    Protect and strengthen your retail identity
     - Offer broader assortments of product and additional captive label products
     -    Enhanced promotional opportunities
     - Create the largest lumber/building materials co-op and enhance building power
     - Offer broader opportunities in niche marketing (i.e., rental, commercial/industrial, nursery, etc.).

     From a service and support, the merger will...
     -    Offer higher service/fill rate levels
     -    Faster development of retail technology
     -    Reduced cost of services
     -    Broader and deeper services across many programs.

                                  Great Lakes
                              Paul Pentz Video to
                            ServiStar Coast To Coast
                                    Members

Paul Pentz:

HELLO. I'M COMING TO YOU TODAY WITH SOME INCREDIBLY IMPORTANT AND EXCITING NEWS. I'M HAPPY TO TELL YOU THAT MONDAY, DECEMBER 9, YOUR BOARD OF DIRECTORS APPROVED AN AGGRESSIVE STEP FORWARD FOR THIS ORGANIZATION.

YOUR BOARD APPROVED A PLAN TO MERGE SERVISTAR COAST TO COAST CORPORATION WITH COTTER & COMPANY.

I'M SURE YOU UNDERSTAND THAT THIS IS A MAJOR EVENT IN OUR INDUSTRY. ONCE THE PLAN IS APPROVED BY THE RESPECTIVE MEMBERSHIPS, WE WILL CREATE A WHOLESALER THAT IS $4.5 BILLION DOLLARS, AND 10,000 RETAILERS STRONG.

IN ONE BOLD MOVE, WE WILL LEVEL THE PLAYING FIELD FOR ALL OF YOU--THE INDEPENDENT RETAILERS WHO HAVE BEEN BATTLING THE BIG BOX STORES AND NATIONAL CHAINS FOR YEARS. WE ARE PURSUING THIS MERGER TO CHAMPION OUR MEMBERS AND GIVE YOU A STRONGER COMPETITIVE ADVANTAGE AT RETAIL.

WHETHER YOU OWN A HARDWARE STORE, HOME CENTER, LUMBER YARD, RENTAL CENTER, HOME AND GARDEN CENTER, OR A COMMERCIAL/INDUSTRIA L DISTRIBUTORSHIP, THIS MOVE IS THE SUREST WAY TO DELIVER REAL BENEFITS THAT CAN HELP YOU COMPETE IN YOUR MARKETPLACE.

AND I CAN TELL YOU EXACTLY HOW.

LOOK AT THE MARKET YOU OPERATE IN RIGHT NOW. YOU KNOW BETTER THAN ANYONE THAT THE WAREHOUSE BOX STORES AND CHAINS CONTINUE TO EAT UP DIY MARKET SHARE. IN FACT, AS IT STANDS TODAY, THE TOP 100 RETAILERS IN THE DIY INDUSTRY CONTROL MORE THAN HALF THE NATIONAL MARKET.

LOCALLY, THE STORY IS NO DIFFERENT. LOWE'S OR HOME DEPOT MOVE INTO A NEW MARKET AND CAPTURE 25 PERCENT ALMOST OVERNIGHT.

THEN THERE'S SEARS, WHICH HAS DECIDED TO BATTLE US FOR OUR CUSTOMERS. THEY'RE OPENING UP ANOTHER 200 STORES IN THE NEXT THREE YEARS.

WE CAN'T JUST SIT BACK AND LET THE INDUSTRY GET AWAY FROM US. WE HAVE TO CHANGE THE DYNAMICS OF THE MARKET AND FIGHT FOR THE INDEPENDENT

RETAILER. --WE NEED TO NARROW THE GAP BETWEEN WAREHOUSE BOX STORE PRICES AND OUR OWN PRICES.

--WE NEED TO DIFFERENTIATE OUR PRODUCT OFFERING. --WE NEED TO REDUCE YOUR COST OF DOING BUSINESS SO YOU CAN SURVIVE IN THIS ERA OF DECLINING GROSS MARGINS. --WE NEED TO HELP YOU MAKE YOUR STORE MORE PRODUCTIVE TO ENHANCE THE GROSS MARGIN DOLLARS YOU GENERATE.

AND YOU KNOW WHAT? WE CAN DO IT.

WE CAN DO IT BECAUSE COTTER & COMPANY HAS A VISION IDENTICAL TO OUR OWN. FOR MANY YEARS, OUR TWO ORGANIZATIONS HAVE BEEN SEPARATELY PURSUING IDENTICAL
GOALS: GREATER OPERATING EFFICIENCIES AT WHOLESALE, BROADER RETAIL SUPPORT SERVICES, LEADING EDGE RETAIL TECHNOLOGY, AND GENERALLY SPEAKING A STRONGER COOPERATIVE.

THE BOARD MADE THE DECISION TO MERGE BECAUSE IT REPRESENTS THE MOST DYNAMIC STEP IN OUR ONGOING PROCESS OF GROWING THE BUSINESS AND LEADING THE INDUSTRY.

AS A COMBINED COOPERATIVE, WE WILL BE THE UNCONTESTED MARKET LEADER IN THE DIY WHOLESALE INDUSTRY. WE WILL STRENGTHEN OUR BUYING POWER AND IMPROVE OUR EFFICIENCIES.

MOST IMPORTANT, WE WILL ENHANCE OUR ABILITY TO PROVIDE INNOVATIVE SERVICES AND SUPPORT THAT CAN HELP YOU PERFORM AND COMPETE MORE AGGRESSIVELY AT RETAIL.

THE MERGER OF THESE TWO ORGANIZATIONS MAKES SENSE AT EVERY LEVEL. WE CAN CONSOLIDATE FUNCTIONS LIKE WAREHOUSING AND DISTRIBUTION. WE CAN SAVE MONEY ON BACK-ROOM OPERATIONS LIKE ORDER PROCESSING AND BILLING. WE CAN LEVERAGE OUR STRENGTH TO NEGOTIATE BETTER PRICES ON MERCHANDISE.

AND EVERY ONE OF THESE BENEFITS WILL HAVE A DIRECT AND SIGNIFICANT IMPACT ON YOUR STORE. YOU CAN EXPECT BETTER RESPONSE, GREATER SERVICE, AND LOWER PRICES FROM YOUR WHOLESALER. AND LET'S FACE IT, YOU'LL BE PART OF THE BIGGEST AND BEST COOPERATIVE IN THE HISTORY OF THE HARDWARE WHOLESALE INDUSTRY.

DAN COTTER, PRESIDENT AND CEO OF COTTER & COMPANY, IS HERE WITH ME TODAY, BECAUSE HE'S GOT SOME IMPORTANT THINGS TO SHARE WITH ALL OF YOU.

BEFORE HE DOES THAT, HOWEVER, LET ME TELL YOU A LITTLE MORE ABOUT DAN'S ORGANIZATION.

THE TRUE VALUE COOPERATIVE IS 5,400 MEMBERS STRONG. THESE MEMBERS OPERATE ALL SIZES AND TYPES OF STORES, FROM THE NEIGHBORHOOD HARDWARE STORE TO LARGE LUMBER YARDS.

AND EVERY YEAR THOSE 5,400 MEMBERS POOL ABOUT $2.4 BILLION DOLLARS IN THEIR COOPERATIVE, WHICH COTTER USES TO PURCHASE MERCHANDISE AT COSTS INDIVIDUAL MEMBERS COULDN'T POSSIBLY MATCH.

COTTER'S 15 DISTRIBUTION CENTERS STOCK NEARLY 60,000 SKUS, INCLUDING THE WIDELY ACCLAIMED CAPTIVE LABEL BRANDS LIKE MASTER MECHANIC AND GREEN THUMB.

TRUE VALUE ALSO HAS TRU-TEST PAINTS, WHICH HAVE BEEN REPEATEDLY RANKED BY CONSUMER REPORTS AS ONE OF THE BEST PAINT LINES ON THE MARKET.

TRU-TEST PAINTS ARE MANUFACTURED AT A HIGHLY EFFICIENT, COTTER-OWNED FACTORY, MAKING IT AS AFFORDABLE AS IT IS RELIABLE. AND MEMBERS WHO PURCHASE TRU-TEST PAINTS FROM COTTER RECEIVE AN 11.9% REBATE ON THOSE PURCHASES.

WE PLAN TO TAKE ADVANTAGE OF THEIR HIGH QUALITY PAINT FACTORY RIGHT AWAY. YOU'LL STILL HAVE THE SERVISTAR BRAND OF PAINT YOUR CUSTOMERS RELY ON, BUT IT WILL BE MANUFACTURED AT A LOWER COST, AND YOU WILL RECEIVE THE COTTER REBATES.

LIKE SERVISTAR COAST TO COAST, COTTER IS COMMITTED TO AN EVERYDAY VALUE RETAIL PRICING STRATEGY. THEY ALSO PROVIDE THE LOWEST POSSIBLE GROSS MARGINS ON WHOLESALE MERCHANDISE. FOR EXAMPLE, THEY OFFER PROMOTIONAL MERCHANDISE WITH WHOLESALE GROSS MARGINS OF 6 PERCENT... THAT'S 4 PERCENT BELOW OUR NORMAL LEVELS.

I'M SURE MOST OF YOU ARE FAMILIAR WITH COTTER & COMPANY'S NATIONAL ADVERTISING PROGRAMS. THEIR ADVERTISING EFFORT INCLUDES SEVERAL COMPONENTS DESIGNED TO BUILD THE TRUE VALUE BRAND NAME AND THE IMAGE OF THE COOPERATIVE AS A HELPFUL RESOURCE FOR DO-IT-YOURSELF PROJECTS.

TRUE VALUE IS ALSO THE OFFICIAL HARDWARE SPONSOR OF MAJOR LEAGUE BASEBALL, THE NATIONAL FOOTBALL LEAGUE, AND NASCAR.

THESE SPONSORSHIPS TAKE THE MESSAGE OF TRUE VALUE TO MILLIONS OF

DO-IT- YOURSELFERS DURING ALL THE MAJOR SEASONS.

TRUE VALUE HAS MANY UNIQUE PROGRAMS. THEY HAVE LAUNCHED A JUST- ASK RENTAL PROGRAM TO ANSWER THE IMPORTANT AND GROWING RENTAL MARKET.

THEIR COMMERCIAL SUPPLY NETWORK IS AN EXPANDING IN-STORE APPROACH TO SERVING THE INDUSTRIAL CONSUMER.

AND GENERALLY, TRUE VALUE HAS PUT A LOT OF RESOURCES INTO DEVELOPING A STORE DESIGN THAT APPEALS TO OLD AND NEW DO-IT-YOURSELF CUSTOMERS ALIKE.

AND OF COURSE, THERE'S TRUE ADVANTAGE, A COMPREHENSIVE RETAIL PROGRAM DESIGNED TO CREATE A COMMON, QUALITY STANDARD FOR ALL TRUE VALUE RETAILERS.

TRUE ADVANTAGE ENCOMPASSES 12 RETAIL INITIATIVES THAT COVER EVERYTHING FROM STORE SIGNAGE TO RETURN POLICIES. MEMBERS WHO ACHIEVE THE TRUE ADVANTAGE INITIATIVES ARE AWARDED A 5 PERCENT INCREMENTAL REBATE ON PURCHASES AND ACCESS TO LOW-INTEREST LOANS FOR STORE IMPROVEMENTS AND CONVERSIONS. SO YOU SEE, COTTER AND COMPANY IS AN IDEAL FIT FOR OUR ORGANIZATION.

BUT I KNOW YOU WANT SPECIFICS. SO HERE'S MY GOOD FRIEND AND COLLEAGUE, DAN COTTER, WHO WILL OUTLINE SOME OF THE SPECIFIC ADVANTAGES OF THE MERGER. DAN?

DAN COTTER:

PAUL AND I KNOW THAT WHAT YOU REALLY WANT TO KNOW IS HOW THIS MERGER IS GOING TO EFFECT YOUR STORE AND YOUR BUSINESS. WE DID EVERYTHING POSSIBLE TO MAKE SURE THE IMPACT WOULD BE A POSITIVE ONE.

WE STARTED LOOKING AT THE BENEFITS OF A MERGER BACK IN JULY OF 1996. WE HAD INDEPENDENT RETAIL EXPERTS, INVESTMENT BANKERS AND ACCOUNTING FIRMS EVALUATE THIS MERGER. EVERYONE AGREES THAT IT WILL MAKE ALL OF US STRONGER AND MORE COMPETITIVE AT RETAIL.

FIRST OF ALL, AS OUR BUYERS HAVE A CHANCE TO NEGOTIATE LOWER COSTS FROM MANUFACTURERS, WE PLAN TO PASS THOSE SAVINGS ON TO YOU.

WE EXPECT TO PROVIDE LOWER EVERYDAY WAREHOUSE PRICES. OVERALL, WE EXPECT A MINIMUM 2 PERCENT IMPROVEMENT AS WE COMMONIZE WAREHOUSE PRICING.

IN ADDITION TO THE MUSCLE OF OUR COMMON BUYING STAFF, OUR BUYERS WILL BE ABLE TO NEGOTIATE GREATER JOINT PROMOTIONAL OPPORTUNITIES FOR OUR MEMBERS.

THIS MERGER WILL STRENGTHEN THE WHOLESALE COMPANY, WHICH WILL ALLOW US TO REDUCE THE CAPITAL YOU ARE CURRENTLY REQUIRED TO INVEST IN YOUR WHOLESALER.

WE WILL ALSO LOWER YOUR DROP SHIP ADDER AND PROCESSING FEES, REDUCE BROKEN CARTON CHARGES, AND REDUCE YOUR SERVICE CHARGES.

ANOTHER OBJECTIVE OF THIS MERGER IS TO IMPLEMENT A COMMON LOW COST LOGISTICS AND DISTRIBUTION SYSTEM. WE ARE EXPLORING SEVERAL NEW CONCEPTS WITH A GOAL TO IMPROVE YOUR BREADTH OF ASSORTMENT AND SERVICE LEVEL. YOU'LL NOT ONLY HAVE ACCESS TO A BROADER ASSORTMENT, BUT YOU WILL ALSO GAIN ACCESS TO POPULAR CAPTIVE LABEL LINES SUCH AS MASTER MECHANIC AND GREEN THUMB.

AND THAT'S JUST THE BEGINNING.

SO YOU SEE, THERE IS A LOT TO GAIN FROM THIS MERGER.

BUT WE UNDERSTAND THAT ANY CHANGE-- EVEN GREAT AND BENEFICIAL CHANGE-- CAN BE DIFFICULT. SO WE HAVE MAPPED OUT A CAREFUL AND DELIBERATE PLAN TO MAKE SURE THIS MERGER DELIVERS MAXIMUM BENEFITS AND MINIMUM INTERRUPTION TO YOUR RETAIL BUSINESS.

SIGNIFICANTLY, AS WE PURSUE THE EFFICIENCIES OF COMMON SYSTEMS, WE WILL ESTABLISH A $40 MILLION CONVERSION FUND TO HELP MEMBERS MAKE STORE IMPROVEMENTS, IMPLEMENT LINE CONVERSIONS, AND CONVERT TO NEW ORDER PROCESSING SYSTEMS.

PAUL PENTZ:
THE FUND HAS THREE COMPONENTS.ONE--SERVISTAR COAST TO COAST MEMBERS WILL BE REIMBURSED FOR COSTS ASSOCIATED WITH CONVERTING TO THE TRUSERVE PRICING SYSTEM AND POSSIBLE VENDOR CONSOLIDATIONS.

TWO--AN INFORMATION SYSTEMS FUND WILL BE AVAILABLE TO ALL MEMBERS TO DEFRAY THE COSTS OF COMPUTERIZING THEIR STORE OR ADDDING SOFTWARE ENHANCEMENTS TO COMMUNICATE WITH THE NEW OPERATING SYSTEMS.

A RETAIL STORE DEVELOPMENT FUND OF $16 MILLION WILL BE AVAILABLE TO ASSIST ALL MEMBERS IN UPDATING, IMPROVING THEIR CURRENT OPERATION, OR

EVEN OPENING A NEW STORE. THIS RETAIL CONVERSION FUND WILL BE UNIQUE IN THE INDUSTRY AND IS EXPECTED TO ADD SIGNIFICANT VALUE TO THE MERGER.

AND LET'S NOT FORGET ABOUT RETAIL AUTOMATION. ONE OBJECTIVE OF THIS MERGER IS TO ASSIST ALL STORES TO COMPUTERIZE. AS A COMBINED ORGANIZATION, YOUR COSTS WILL BE LOWERED AS WE PURSUE THIS ESSENTIAL BUSINESSNO MATTER HOW YOU LOOK AT IT, THIS MERGER IS A NATURAL AND FORWARD- LOOKING STEP IN AN INDUSTRY THAT HAS CLEARLY RECOGNIZED THE VALUE AND IMPORTANCE OF CONSOLIDATION.

PAUL:

AND WE'RE LEADING THE WAY. THIS MERGER WILL CREATE THE MOST POWERFUL COOPERATIVE IN THE INDUSTRY. THAT MEANS YOU WILL BE SERVED BY A FORTUNE 500 WHOLESALER THAT CAN PROVIDE GREATER RETAIL SUPPORT, BETTER TECHNOLOGY, MORE POWERFUL PURCHASING LEVERAGE, AND A WIDER RANGE OF PROGRAMS FOR YOU TO DEPLOY AT RETAIL..AND THE POWER TO MAKE ALL OF THIS HAPPEN BEGINS WITH YOU.

IN MID-JANUARY, WE WILL BE DISTRIBUTING THE MERGER PLAN, PROXY DOCUMENTS, AND OTHER INFORMATION TO EACH OF YOU, THE MEMBERS OF SERVISTAR COAST TO COAST. WE CAN'T DO IT SOONER, BECAUSE THE GOVERNMENT REQUIRES A QUIET PERIOD AFTER THE ANNOUNCEMENT OF THIS MERGER.

THAT'S STANDARD PRACTICE, BUT UNFORTUNATELY, IT MEANS WE CAN'T AGGRESSIVELY SOLICIT YOUR SUPPORT FOR THIS MERGER IN THE NEXT MONTH OR SO.

WHAT WE CAN DO IS ANSWER QUESTIONS AND OFFER ADDITIONAL INFORMATION, AND THIS VIDEO ARRIVED WITH AN EXTENSIVE Q&A DOCUMENT THAT SHOULD HELP YOU UNDERSTAND THE DETAILS OF THIS PLAN.

ONCE THE PROXY DOCUMENTS ARE MAILED IN JANUARY, WE'LL BE SPENDING LOTS OF TIME WITH YOU IN THE FIELD AND AT THE JANUARY CONVENTIONS TALKING ABOUT THIS MERGER. WE KNOW THAT THE MORE INFORMATION WE CAN PROVIDE, THE MORE ANXIOUS YOU WILL BE TO GET THIS MERGER UNDERWAY.

ALL PROXY VOTES WILL BE DUE BY MARCH FIRST, 1997, AND WE WILL ANNOUNCE THE RESULTS AT THAT TIME.


WE KNOW YOU HAVE MANY QUESTIONS, AND WE'RE GOING TO DO OUR BEST,

TOGETHER WITH THE REST OF THE MANAGEMENT TEAM, YOUR BOARD OF DIRECTORS, AND THE SALES FORCE, TO GET YOU THE ANSWERS YOU NEED TO WEIGH THIS VOTE EFFICIENTLY.

AND WHEN YOU LOOK AT ALL THE FACTS, WEIGH THE PROS AND CONS, AND EVALUATE WHAT THIS MERGER CAN MEAN FOR YOUR BUSINESS, THE VALUE OF THIS MERGER WILL BE CRYSTAL CLEAR.

IT WILL BE EVIDENT, IF IT ISN'T ALREADY, THAT THIS MERGER IS OUR STRONGEST, MOST EFFECTIVE, AND STRATEGICALLY SOUND OPPORTUNITY TO COMPETE AGAINST THE COMPETITION ... AND SUCCEED.

SO UNTIL WE GET A CHANGE TO TALK FACE TO FACE, THINK ABOUT THIS: YOU ARE ABOUT TO BECOME PART OF THE GREATEST HARDWARE COOPERATIVE SINCE THE DO-IT- YOURSELF INDUSTRY WAS BORN.

HISTORY IS BEING WRITTEN, AND YOU'RE THE AUTHOR.

TAKE THAT THOUGHT WITH YOU INTO A BRIGHT AND SUCCESSFUL HOLIDAY.